EXHIBIT 99.3 - Annual Statement as to Compliance for the year ended
	       December 31, 2005

Wachovia Corporation
201 South College Street
Charlotte, NC 28288-5578


WACHOVIA ASSET SECURITIZATION ISSUANCE, LLC 2003-HE3 TRUST
OFFICER'S CERTIFICATE OF THE SERVICER

WACHOVIA
Wachovia Asset Securitization Issuance, LLC
One Wachovia Center,
Attention: General Counsel
Charlotte, NC 28288

MBIA Insurance Corporation
Attention: Insured Portfolio
Management:Structured Finance
113 King Street
Armonk, New York 10504

Wachovia Asset Securitization, Inc. 2003-HE3 Trust
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

U.S. Bank. National Association
6o Livingston Avenue, EP-MN-WS3D
St. Paul, MN 55107-2292

Wachovia Bank, National Association
Structured Finance Trust Services
401 South Tryon Street
Charlotte, NC 28202



Pursuant to S3.12 of the Servicing Agreement dated as of November 19, 2003, among Wachovia
Bank, National Association, as Servicer, Wachovia
Asset Securitization Issuance, LLC 2003-HE3 Trust, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from January 1, 2005 through December 31, 2005, and of its performance under any servicing agreements to which it is a party, including this Agreement, has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has fulfilled all of its material obligations in all material respects throughout such year.


Dated: March 29, 2006
WACHOVIA BANK, NATIONAL ASSOCIATION As Servicer,

/s/ April Hughey
April Hughey
Vice President